Exhibit 10.5
CONFIDENTIAL SETTLEMENT AGREEMENT
AND GENERAL MUTUAL RELEASE
     This Confidential Settlement Agreement and General Mutual Release (“Settlement Agreement” or “Agreement”) is entered into this 19th day of March 2009, by and between: (i) National Laser Technology, Inc. (“NLT” or “Plaintiff”) and (ii) Biolase Technology, Inc. (“Biolase” or “Defendant”). NLT and Biolase may be referred to individually in the Agreement as “Party” and collectively as “Parties.”
RECITALS
A.	NLT filed a Complaint on August 20, 2008, in the United States District Court for the Southern District of Indiana (“Court”), Civil Action No.: 08-CV-1123 (the “Lawsuit”), and an Amended Complaint, filed December 23, 2008, alleging, among other things, that Biolase made false statements to dentists concerning NLT’s sale of used Biolase dental lasers (“Lasers”), and refused to sell laser tips and other parts to dentists if they did business with NLT.

B.	Biolase filed Counterclaims on September 12, 2008, and Amended Counterclaims on February 19, 2009, alleging, among other things, that NLT infringed Biolase’s copyright and trademark rights, made false and misleading statements on its website, and sold and serviced modified Lasers originally manufactured by Biolase without necessary pre-market approvals by the United States Food & Drug Administration (“FDA”).

C.	Biolase denies the allegations set forth in the Complaint and Amended Complaint, and NLT denies the allegations set forth in the Counterclaims and Amended Counterclaims.

D.	NLT filed a motion for a preliminary injunction on October 21, 2008, seeking, among other things, to enjoin Biolase from refusing to sell laser tips and other parts to dentists that do business with NLT, or making threats to that effect.

E.	Biolase filed a cross motion for a preliminary injunction on November 24, 2008, seeking, among other things, to enjoin NLT from infringing Biolase trademarks, making certain statements on its website, and selling modified Biolase Lasers.

F.	The Parties’ respective motions for preliminary injunction have been fully briefed and an evidentiary hearing has been scheduled for March 23, 2009. The Court has not yet ruled on either motion.

G.	NLT and Biolase mutually now wish to resolve, settle, release, and compromise all claims, potential claims, defenses and counterclaims that they may have against each other.

          NOW, THEREFORE, in consideration of the foregoing and the promises and covenants contained in this Agreement, and for other good and valuable consideration, NLT and Biolase intending to be legally bound, hereby agree as follows.
1.0 DEFINITIONS
1.1.	The term “NLT” means National Laser Technology, Inc., the plaintiff in the Lawsuit, and includes its affiliates, parents, subsidiaries, owners, successors, employees, officers, directors, agents, representatives, attorneys and assigns. NLT also means AMD Lasers, LLC and includes its affiliates, parents, subsidiaries, owners, successors, employees, officers, directors, agents, representatives, attorneys and assigns.

1.2.	The term “Biolase” means Biolase Technology, Inc., the defendant in the Lawsuit, and includes its affiliates, parents, subsidiaries, owners, successors, employees, officers, directors, agents, representatives, attorneys and assigns.

1.3.	The term PPS Module means the modification that NLT made to Biolase Waterlase lasers that enabled the dentist to program different variable pulses. NLT did not seek pre-market approval from the FDA for this modification prior to marketing it to its customers.
2.0 PAYMENT
For and in consideration of the mutual promises set forth herein, Biolase will pay, or be responsible to cause its insurance carrier Hartford Fire Insurance Company to pay, to NLT the sum of SIX HUNDRED FIFTY THREE THOUSAND DOLLARS ($653,000) within 9 days of the execution of this Settlement Agreement (the “Payment”).

3.0	NLT’S PROHIBITION ON SALE, SERVICING, OR TRAINING OF BIOLASE LASERS AND UPGRADES
3.1.	NLT agrees that it cannot sell, market or distribute any Biolase Laser or parts that NLT has modified without first obtaining pre-market approval from the FDA, which NLT has not done to date.

3.2.	Accordingly, NLT will never, directly or indirectly, market or sell any Biolase Laser parts except for those Biolase Laser parts that are currently in NLT’s inventory which may be sold to distributors or anyone other than an end-user dentist.

3.3.	NLT also agrees that, prior to re-selling (directly or indirectly) any Biolase Laser, it must submit the Laser to Biolase for inspection pursuant to Biolase’s Used Laser Resale Policy, as may be amended from time to time in Biolase’s sole and absolute discretion, and pay all of the fees required thereunder for a customer that is trying to sell or purchase a used Laser and wishes Biolase to provide support for the Laser, except that NLT may market and sell the seven (7) Waterlase units and seven (7) Waterlase MDs that it currently has in its possession or has an obligation to purchase without regard to such Policy. Biolase’s current Used Laser Resale Policy is attached hereto as Schedule 1.

3.4.	NLT further agrees that, because it does not have access to the latest Biolase specifications, it will never offer, sell, or market, directly or indirectly, any training on any Biolase laser without prior written permission from Biolase, except that any currently scheduled trainings may proceed as scheduled.

3.5.	NLT further agrees that it will never market or sell any modification or upgrade to any Biolase Laser without first obtaining FDA approval, including but not limited to:
(a)	the Detail Kit, plastic replacement case, Quiet Fan Kit, and PPS Module described in the Supplemental Declaration of Alan Miller (filed in the Lawsuit at Dkt. #59-2); and

(b)	any other upgrade, repair, change or modification.
3.6.	If Biolase decides to recall, reconfigure, or remove from the Lasers any of the PPS Modules sold by NLT, Biolase shall offer to replace the Module for software or a different Laser with the FDA-cleared equivalent functionality free of charge. Biolase shall perform any such recall, removal and replacement at its sole expense, at no expense to NLT, and at no expense to the affected dentist other than as negotiated between Biolase and the dentist.

3.6.1.	Within one (1) business day of the execution of this Agreement, NLT shall provide Biolase with a list of the last known purchaser and location of any PPS Module that it has sold, and within two (2) business days of receipt of the Payment, shall inform such purchaser that Biolase may contact them to replace their Module, using the language in Exhibit B, or as otherwise has been mutually agreed upon by the Parties. NLT represents that it sold no more than 98 PPS Modules in the United States and 7 PPS Modules in Japan. If this representation is inaccurate, NLT agrees to immediately pay Biolase $5,000 for each additional PPS Module.

3.6.2.	At Biolase’s request, NLT shall provide instructions and/or training to Biolase technicians concerning the proper removal of the PPS Module from a Waterlase unit. NLT shall indemnify Biolase for any lawsuits or claims based on the PPS Modules that NLT installed or sold at the time of this Agreement.

4.0 SERVICE OF BIOLASE LASERS
4.1.	NLT agrees that it cannot service any Biolase Lasers without complying with applicable FDA regulations, which NLT has not done to date.

4.2.	For a period of ten (10) years after execution of this Agreement, NLT agrees not to compete with Biolase by servicing any Biolase Laser or entering into any contract to service any Biolase Laser without the prior written permission of Biolase. Thereafter, NLT agrees that it will not service any Biolase Lasers without first complying with applicable FDA regulations, including 21 C.F.R. Part 820.

4.3.	Further, Biolase shall assume all of NLT’s contracts currently in effect to service any Biolase Laser, and shall provide the same level of service as required by such contracts.
4.3.1.	NLT shall have the right to retain all funds previously paid pursuant to any such contract.

4.3.2.	NLT represents that the total combined remaining months of service pursuant to such contracts do not exceed 215.25 service years as of April 1, 2009, that such contracts are assignable to Biolase, and that the material terms of such contracts are substantially the same as the equivalent Biolase service contracts. If the representation regarding the number of service years is inaccurate, NLT agrees to immediately pay Biolase $2,000 per additional service year.

4.3.3.	NLT shall provide a list of all such contracts to Biolase within one (1) business day after execution of this Agreement, and shall inform the other parties to such service contracts that Biolase has assumed the service contract within two (2) business days of receipt of the Payment, using the language in Exhibit B, or as otherwise has been mutually agreed upon by the Parties. NLT shall be obligated to provide services to its customers pursuant to its service contracts at its sole cost and expense, and at no expense to Biolase, until NLT has informed the parties to such service contracts that Biolase has assumed the contracts.

4.3.4.	NLT shall not be obligated to provide further services to its customers pursuant to its service contracts after NLT has informed the parties to such service contracts that Biolase has assumed the contracts. But NLT is still obligated to cooperate with Biolase by, among other things, providing to Biolase any information concerning the customers related to the services that NLT has provided to its customers. NLT shall indemnify Biolase for any lawsuits or claims based on servicing that was done by NLT.
5.0 USE OF INTELLECTUAL PROPERTY

5.1.	NLT agrees to not publish or use on its website any photograph of any Biolase product in which Biolase has a copyright interest.

5.2.	NLT agrees not to use the terms “AMD Waterlase,” “AMDLase” or similar marks (e.g., using “Waterlase” or the suffix “Lase”) in the marketing or sale of any product. This paragraph shall not prevent NLT from using the mark “AMD Laser” or “AMD Lasers.”

5.3.	NLT and Biolase agree to abide by Google’s published trademark policy. NLT and Biolase further agrees not to use any of the other party’s trademarks as part of Google AdWords, or any similar program with Google or other search companies.
6.0 NON-DISPARAGEMENT
6.1.	The Parties agree not to make any untrue statements (oral, written, electronic, or otherwise) concerning the other Party or the other Party’s products or employees, directly or indirectly. Each Party shall instruct its employees, officers, and directors to abide by this agreement.

6.2.	Without limitation to the above paragraph, Biolase shall not, unless based on reliable information, affirmatively claim that NLT’s products came from, or were damaged in, fires, hurricanes, or other disasters.

6.3.	Without limitation to the above paragraphs, Biolase shall not tell a dentist that he or she will not be able to obtain Biolase laser tips or other Biolase parts because they purchase a product or service from NLT.
7.0 STATEMENTS ON WEBSITE
7.1.	NLT agrees to make the following modifications to its website within two (2) business days of the execution of this Agreement:
7.1.1.	NLT shall add a statement on its website home page that “NLT is not affiliated with Biolase” or equivalent language, and shall add a statement to make clear that any “certification” and “inspection” of used Lasers sold by NLT is a self certification and inspection by NLT. NLT agrees to post these statements using the same sized font that it currently uses on its website for all statements and representations in text.

7.1.2.	NLT shall remove and not re-post any statements to the effect that NLT’s technicians were originally trained at Biolase or that NLT keeps Waterlase products running better than the manufacturer.

8.0 CONFIDENTIALITY
The Parties to this Settlement Agreement shall maintain as strictly confidential and will continue to maintain the confidentiality of, and not disclose, reveal, publish, disseminate, or discuss directly or indirectly, to or with any other person or entity the terms of this Settlement Agreement provided that a Party or counsel may disclose the terms of this Agreement in the following limited circumstances: (1) pursuant to joint statements about the Settlement Agreement as indicated below in Section 9.0 or that shall otherwise be mutually agreed upon by the parties in writing; (2) to comply with applicable law or court order; (3) to enforce this Agreement; (4) to respond to a lawful demand for information from a government agency conducting an investigation (i.e., a demand made under compulsory process or pursuant to other legal mandate); and/or (5) to obtain legal or tax advice.
9.0 JOINT STATEMENTS
9.1.	The parties shall not publicly discuss or disclose this Settlement Agreement or its terms, including but not limited to any dentist, media outlet or website, other than as stated below or as otherwise mutually agreed upon by the parties in writing:
9.1.1.	Upon execution of this Settlement Agreement, NLT and Biolase shall jointly issue and publish on their respective websites the Press Release at Exhibit A, attached hereto. Any other communications with any media organization or posting on any website by either Party shall not deviate from the language contained in Exhibit A, unless required by applicable law.

9.1.2.	Within two (2) business days of the receipt of the Payment, NLT shall send a letter in the form and using the appropriate language indicated in Exhibit B to the last known address of each NLT customer who either (a) had purchased a PPS Module from NLT, or (b) had a service contract on a Biolase Laser as of April 1, 2009. Any other communications with such customers concerning the terms of this Settlement Agreement or the results of the Lawsuit shall not deviate from the language contained in Exhibit B.

9.1.3.	Any communication between Biolase and any dentist, including but not limited to any current or former customer of NLT, concerning (a) the assumption of NLT’s service contracts; (b) the recall, removal or replacement of any PPS Module; or (c) any other terms of this Settlement Agreement or the results of the Lawsuit shall not deviate from the language contained in Exhibit C.
10.0 DISMISSAL OF ACTION
Within three (3) business days of NLT’s (1) receipt of the Payment specified in Section 2.0, and (2) receipt by counsel for NLT of the Stipulation of Dismissal With Prejudice in the form attached hereto as Exhibit D, signed by or on behalf of

Biolase, NLT agrees to file with the Court the Stipulation of Dismissal With Prejudice signed by both Parties pursuant to Fed. R. Civ. P. 41(a)(1)(ii).
11.0 GENERAL MUTUAL RELEASES
11.1.1.	The mutual releases set forth in this Section shall become effective upon entry of the Court’s order dismissing the Lawsuit with prejudice. These mutual releases do not release either Party from the performance of its obligations under this Agreement.

11.1.2.	Releases By NLT: For valuable consideration, the sufficiency of which is hereby acknowledged, NLT hereby releases and forever discharges Biolase and its employees, officers, directors, agents, representatives, attorneys, insurers, and assigns of and from any and all claims, acts, debts, demands, actions, causes of action, suits, dues, sum and sums of money, accounts, reckonings, bonds, covenants, contracts, controversies, agreements, promises, representations, restitutions, doings, omissions, variances, damages, and liabilities whatsoever of every name and nature, (whether known or unknown) existing as of the date of the execution of this Agreement, including but not limited to any and all claims, counterclaims or causes of action arising out of or relating to the Lawsuit.

11.1.3.	Releases by Biolase: For valuable consideration, the sufficiency of which is hereby acknowledged, Biolase hereby releases and forever discharges NLT and its employees, officers, directors, agents, representatives, attorneys, and assigns of and from any and all claims, acts, debts, demands, actions, causes of action, suits, dues, sum and sums of money, accounts, reckonings, bonds, covenants, contracts, controversies, agreements, promises, representations, restitutions, doings, omissions, variances, damages, and liabilities whatsoever of every name and nature, (whether known or unknown) existing as of the date of the execution of this Agreement, including but not limited to any and all claims, counterclaims or causes of action arising out of or relating to the Lawsuit.

11.1.4.	Waiver of Unknown Claims. The Parties acknowledge that each of the Parties has received independent legal counsel regarding the provisions of California Civil Code Section 1542, which provides:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her, must have materially affected his or her settlement with the debtor.
The Parties acknowledge and understand that the aforementioned releases are releases of all known and unknown claims, and hereby expressly waive and relinquish any rights and benefits which they may have under this code section.
12.0	NO ADMISSION OF LIABILITY

The Parties acknowledge and agree that this Settlement Agreement is a compromise of disputed claims and that neither this Settlement Agreement nor consideration provided pursuant to this Settlement Agreement, shall be construed to be an admission or concession by any Party to this Agreement with respect to any fact, liability or fault.
13.0 REPRESENTATIONS AND WARRANTIES
Each person whose signature appears hereon represents and warrants that s/he has been duly authorized and has full authority to execute this Agreement on behalf of any entity or person on whose behalf this Settlement Agreement is executed. Each Party that executes this Settlement Agreement represents and warrants that it has not assigned any rights or obligations relevant to the Settlement Agreement.
14.0 ENTIRE AGREEMENT
This Settlement Agreement constitutes and contains the entire agreement and understanding between NLT and Biolase with respect to the subject matter hereof. This Settlement Agreement supersedes and replaces all prior negotiations and all agreements, proposed or otherwise, whether written or oral, concerning the subject matter hereof. This is a fully integrated document. This Agreement can be changed or terminated only upon written consent of both Parties to the Settlement Agreement.
15.0 VALIDITY/SEVERANCE
If any provision of this Settlement Agreement is declared by a court of competent jurisdiction to be illegal, invalid or otherwise unenforceable, then the validity of the remaining parts shall not be affected thereby, and the invalid portion shall be deemed stricken from this Agreement.
16.0 GOVERNING LAW AND FORUM SELECTION
This Settlement Agreement shall be construed, enforced, and governed by the laws of the State of Indiana, without regard to choice of law principles thereof. If permitted by law, the Parties agree to seek to resolve all disputes or controversies that may arise hereunder in the United States District Court for the Southern District of Indiana (subject to any appeals therefrom), and, in the first instance, to adjudicate their claims before Judge Sarah Evans Barker or Magistrate Judge Debra McVicker Lynch. If the United States District Court for the Southern District of Indiana lacks jurisdiction over a dispute or controversy that may arise hereunder, the parties shall file their claims in Indiana state court.

17.0 COOPERATIVE DRAFTING AND CONSTRUCTION
Each Party to the Settlement Agreement has cooperated in the drafting and preparation of this Agreement. Hence, this Settlement Agreement shall not be construed against any Party on the basis that one of the Parties was the principal draftsman. The headings are for the convenience of the Parties and are not to be used in construing the meaning of any provision of this Agreement.
18.0 EXECUTION IN COUNTERPARTS AND BY FACSIMILE
This Settlement Agreement may be signed in counterparts, and shall be deemed executed when counterparts have been signed by all Parties. True and correct facsimile copies of signed counterparts may be used in place of the originals for any purpose.
19.0 NO WAIVER OF BREACH
No waiver of any breach of any term or provision of this Settlement Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Settlement Agreement. No waiver shall be binding unless in writing and signed by the Party waiving the breach.
20.0 INDEPENDENT LEGAL ADVICE
The Parties each acknowledge that each has been advised by its own independently selected counsel and other advisors in connection with this Settlement Agreement. The parties have entered into this Agreement solely on the basis of that advice and on the basis of their own independent investigation of all of the facts, laws and circumstances material to this Agreement or any provision thereof and not in any manner or to any degree based upon any statement or omission by any other Party and/or its counsel.
21.0 NOTICES
Any notice made by any Party to this Settlement Agreement shall be considered proper and effective only if in writing and mailed by overnight or first class mail addressed as shown below, or delivered in person or by confirmed electronic transmission. NLT and Biolase agree to promptly notify the other Party to this Settlement Agreement of any changes in the names or addresses of persons to be notified.

If to National Laser Technology, Inc.:	National Laser Technology, Inc.
Attn: Alan Miller
7405 Westfield Blvd.
Indianapolis, IN 46240

With a copy to:

Kendall Millard
BARNES & THORNBURG LLP
11 South Meridian Street
Indianapolis, IN 46204
kmillard@btlaw.com

If to Biolase Technology, Inc.:	Biolase Technology, Inc.
David Mulder
Chief Executive Officer
4 Cromwell
Irvine, CA 92618

With a copy to:

Mark A. Finkelstein
LATHAM & WATKINS LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626
MARK.FINKELSTEIN@LW.com
Or to such changed address as shall have been designated by written notice to the Parties.
22.0 SUCCESSORS AND ASSIGNS
Each Party that executes this Settlement Agreement also agrees that it will not assign its obligations under this Agreement without the prior written consent of the other Parties to the Settlement Agreement, which consent shall not be unreasonably withheld or delayed. Except as otherwise provided herein, this Settlement Agreement shall be binding on and inure to the benefit of each of the Parties and their respective heirs, personal representatives, executors, successors and assigns.
23.0 NUMBER; GENDER
Whenever required by the context, the singular will include the plural, the neuter gender will include the male gender and female gender, and vice versa.
24.0 ATTORNEYS’ FEES
In any action that arises out of or relates to this Agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees and costs.
BY EXECUTING THIS AGREEMENT, EACH OF THE PARTIES TO THIS SETTLEMENT AGREEMENT, AS WELL AS ITS COUNSEL ACKNOWLEDGES

THAT IT HAS READ THIS AGREEMENT AND UNDERSTANDS ITS TERMS AND PROVISIONS.

Dated: March 25, 2009	National Laser Technology, Inc.:
/s/ Alan Miller
By Alan Miller, CEO

Dated: March 25, 2009	Biolase Technology, Inc.:
/s/ David Mulder
By David Mulder, CEO

EXHIBIT A
JOINT PRESS RELEASE
Contact:
For Release:
IRVINE, CA and INDIANAPOLIS, IN – [     ] — BIOLASE Technology, Inc. (NASDAQ: BLTI) and National Laser Technology, Inc. (NLT) announced today that they have reached a final settlement agreement resolving the claims and counterclaims in the lawsuit between NLT and Biolase pending in the Southern District of Indiana concerning NLT’s sale of used Biolase dental lasers. Both parties’ claims will be dismissed with prejudice.
NLT had brought the suit in August 2008 alleging, among other things, that Biolase made false statements to dentists concerning NLT’s sale of used Biolase lasers and refused to sell laser tips and other parts to dentists if they did business with NLT in violation of antitrust and unfair competition laws. Biolase filed counterclaims alleging that NLT infringed Biolase’s copyrights and trademarks, made false and misleading statements on its website, and modified, sold and serviced used Biolase lasers without premarket approval from the FDA in violation of unfair competition laws.
While each party continues to deny the allegations against it, the parties have agreed to resolve their dispute. The parties are looking forward to selling their respective products.

EXHIBIT B
LIMITS OF NLT STATEMENTS TO DENTISTS
Statements to NLT’s service contract customers:
     We are writing concerning your service contract with National Laser Technology, Inc. (NLT). Biolase, the manufacturer of the Waterlase and Waterlase MD hard tissue dental units, has assumed the service contract that you currently have with NLT, effective immediately. Biolase will provide service for your laser for the remaining term of your service contract. If you need to renew your service at the end of your term, that should be done through Biolase, as NLT is no longer servicing Biolase lasers.
     Biolase will contact you directly concerning service of your laser. In the meantime, if you have any service issues or questions, please call Biolase’s global head of services at___.
For those who also bought a PPS Module:
     You have also purchased a PPS Module unit to permit your Waterlase unit to utilize variable pulses per second. This Module was developed and sold by NLT and not by Biolase, and the FDA had not granted pre-market approval for this modification prior to its sale. Biolase may therefore request to remove the Module and replace it with software or another unit with the FDA-cleared equivalent functionality. If Biolase exercises this option, this removal and replacement would be handled by Biolase.
For those who bought a PPS Module with no current service contract:
     We are writing concerning the PPS Module that you purchased from National Laser Technology, Inc. (NLT) to permit your Waterlase unit to utilize variable pulses per second. This Module was developed and sold by NLT and not by Biolase, the manufacturer of the Waterlase. The FDA had not granted pre-market approval for this modification prior to its sale.
     Someone from Biolase may contact you directly and request to remove the Module and replace it with software or another unit with the equivalent functionality. If Biolase exercises this option, this removal and replacement would be handled by Biolase. If you have any questions, please call Biolase’s global head of services at ___.

EXHIBIT C
LIMITS OF BIOLASE STATEMENTS TO DENTISTS
Statements to NLT’s service contract customers:
     We are writing concerning the service contract on your Biolase laser. Biolase has assumed your contract with National Laser Technology, Inc. (NLT), effective immediately, and will provide service for your laser for the remaining term of your service contract. If you need to renew your service at the end of your term, that should be done through Biolase, as NLT is no longer servicing Biolase lasers.
     If you have any service issues or questions, please call Biolase’s global head of services at                                         .
For those who also bought a PPS Module:
     You have also purchased a PPS Module unit to permit your Waterlase unit to utilize variable pulses per second. This Module was developed and sold by NLT and not by Biolase, and the FDA had not granted pre-market approval for this modification prior to its sale. We request that you permit us to remove the Module and replace it with software or another unit with the FDA-cleared equivalent functionality. This removal and replacement would be handled by us.
For those who bought a PPS Module with no current service contract:
     We are writing concerning the PPS Module that you purchased from National Laser Technology, Inc. (NLT) to permit your Waterlase unit to utilize variable pulses per second. This Module was developed and sold by NLT and not by Biolase, the manufacturer of the Waterlase. The FDA had not granted pre-market approval for this modification prior to its sale.
     We request that you permit us to remove the Module and replace it with software or another unit with the FDA-cleared equivalent functionality. This removal and replacement would be handled by us. If you have any questions, please call Biolase’s global head of services                                         .

EXHIBIT D
UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF INDIANA
INDIANAPOLIS DIVISION

NATIONAL LASER TECHNOLOGY, INC.,	)
)
Plaintiff/Counter-defendant,	)
)
v.	)	Cause No.: 1:08-CV-01123-SEB-DML
)
BIOLASE TECHNOLOGY, INC.	)
)
Defendant/Counter-plaintiff.	)
JOINT STIPULATION OF DISMISSAL WITH PREJUDICE
     Pursuant to Federal Rule of Civil Procedure 41(a)(1), all parties to the above action hereby stipulate that this action and all claims and counter claims should be dismissed with prejudice pursuant to the Settlement Agreement reached by the parties. The Court shall retain jurisdiction to enforce the terms of the Settlement Agreement.
     Dated this ___ day of ___, 2009.

Respectfully submitted,
/s/ DRAFT
Todd G. Vare (#18458-49)
Kendall Millard (#25430-49) Hamish S. Cohen (#22931-53) BARNES & THORNBURG LLP 11 South Meridian Street Indianapolis, Indiana 46204 Telephone: (317) 236-1313

Attorneys for Plaintiff, National Laser Technology, Inc.
/s/ DRAFT
Mark A. Finkelstein
LATHAM & WATKINS LLP 650 Town Center Drive, 20th Floor Costa Mesa, California 92626

Eric J. McCarthy
Brent W. Johnson
LATHAM & WATKINS LLP
555 Eleventh Street, NW, Suite 1000
Washington, D.C. 20004
Alfred C. Pfeiffer, Jr.
LATHAM & WATKINS LLP
505 Montgomery Street, Suite 2000
San Francisco, California 94111-6538
Renee J. Mortimer
HINSHAW & CULBERTSON LLP
322 Indianapolis Boulevard, Suite 201
Schererville, IN 46375
Alan Greene
HINSHAW & CULBERTSON LLP
222 N. LaSalle Street
Suite 3000
Chicago, IL 60601
Counsel for Biolase Technology, Inc.